Exhibit 4.1

UNOFFICIAL ENGLISH TRANSLATION OF THE ARTICLES OF ASSOCIATION

This document is an English translation of a document in Italian language

BY-LAWS

TITLE I

DENOMINATION - REGISTERED OFFICE – CORPORATE PURPOSE – DURATION

Article 1

Denomination

1.1	The Company is denominated “Stevanato Group Società per Azioni”, abbreviated to “Stevanato Group S.p.A.”.

Article 2

Registered office

2.1	The Company has its registered office in the Municipality of Piombino Dese (Pd).

Article 3

Applicable Provisions

3.1	The Company is subject to the provisions of the Italian Civil Code relating to joint stock companies and all other laws and regulations applicable to joint stock companies.

3.2

If the ordinary shares of the Company are traded on the New York Stock Exchange (“NYSE”), the provisions of the Italian Civil Code applicable to listed companies will also be applicable, pursuant to article 2325-bis of the Italian Civil Code.

3.3

If the ordinary shares of the Company are traded on a European regulated market, the provisions of legislative decree 58/1998 and the other laws relating to the same matter shall apply to the Company, notwithstanding anything to the contrary in these Articles.

Article 4

Corporate purpose

4.1	The corporate purpose of the Company is as follows and comprises:

i)

the undertaking, holding and management of shareholdings and interests of any kind, both directly and indirectly, in other companies and entities, including consortia, both under Italian and foreign law, whatever their purpose and object; in particular, the Company takes on, holds and manages shareholdings in companies operating in the fields of design, production and commerce of containers, packaging systems, drug delivery systems, automatic assembly systems and other goods and services predominantly (but not exclusively) for the pharmaceutical industry and other connected or related sectors;

ii)	the provision of administrative, financial, commercial and management services in general aimed at the management and strategic, technical and/or financial coordination or, in any event, provided in the interest of the subsidiaries companies and entities, including but not limited to: the coordination of the operational strategies, investment programs and development plans; the coordination of financial policy, centralized treasury operations and the granting of financing; the exercise of promotion and research activities; the use of technological assets, name and intellectual property rights; the administration and management of personnel, both for operational and disciplinary effects;

iii)

the study, creation, undertaking, licensing, registration, filing, management, purchase, and transfer of all types of rights relating to intangible assets of any kind, patents for industrial inventions, and for ornamental or utility models, trademarks and know-how;

iv)

the purchase, sale, possession and enjoyment of shares and bonds as well as other financial instruments, real rights and/or options in general on the same, whether issued and/or circulating in Italy or abroad;

v)	the purchase, construction, sale, exchange, personal management of civil and industrial, rustic and urban real estate.

The activities in paragraphs (i) and (ii) will not be exercised vis-à-vis the public, but will be aimed at a stable investment purpose. In particular, any activity of a fiduciary nature, collection of savings, credit exercise, placement on the market of financial instruments is excluded; all other activities reserved by law are also excluded.

Consequently, in a non-predominant and instrumental manner for the achievement of the Company’s corporate purpose, the Company may carry out all commercial, financial, industrial, securities and real estate operations; it may also grant sureties, endorsements, deposits and guarantees in general, including in favor of third parties.

4.2

The Company exercises and organizes its own activity with the objective of pursuing success and sustainable growth through the creation of long-term value for the benefit of shareholders, taking into account the interests of other stakeholders relevant to the Company.

Article 5

Duration

5.1	The duration of the Company is set until 31 (thirty-one) December 2100 (two thousand one-hundred).

TITLE II

SHARE CAPITAL – SHARES

Article 6

Share capital

6.1

The share capital of the Company is of Euro 22,231,562.00 and is divided into 302,842,536 shares, of which 49,604,649 ordinary shares and 253,237,887 special class “A” shares (the “Shares A” and, together with the ordinary shares, the “Shares”) all without par value.

6.2

The share capital can also be increased through contributions in kind or receivables and by issuing shares of different classes from the Shares, in compliance with the provisions of the law in force and of these Articles.

6.3

Pursuant to article 2443 of the Italian Civil Code, the extraordinary shareholders’ meeting can grant the Board of Directors the power to increase the share capital, in one or more occasions, up to a determined amount and for a maximum period of five years from the date of the resolution, as well as the power to issue bonds, including bonds convertible in shares, up to a determined amount and for a maximum period of five years from the date of the resolution.

6.4

If the ordinary shares of the Company are traded on the NYSE, the pre-emption rights of the shareholders on the newly issued ordinary shares can be excluded, pursuant to article 2441, paragraph 4, second sentence, of the Italian Civil Code, on a number of share of up to 10 (ten) percent of the existing share capital, provided that the issuing price matches the market value of the ordinary shares and this is confirmed in a report issued by a legal auditing company or an auditor.

6.5

The Company may also issue bonds and participatory and non-participatory financial instruments, convertible or non-convertible into shares, warrants and other financial instruments pursuant to the law and as provided in these Articles.

6.6

The Extraordinary Shareholders’ Meeting held on October 4, 2023 resolved to delegate to the Board of Directors, pursuant to Article 2443 of the Italian Civil Code, the authority to increase the share capital in cash, on one or more occasions, also on a divisible basis pursuant to Article 2439 of the Italian Civil Code, within the term of October 4, 2028, for a maximum amount of Euro 350,000,000.00 (three hundred fifty million/00), including any share premium, by issuing ordinary shares, with no par value, carrying full dividend rights, in one or more tranches, to be offered by excluding the existing shareholders’ pre-emptive right pursuant to Article 2441, Paragraph 4, second sentence, of the Italian Civil Code (and, therefore, within the limit of 10% (ten per cent) of the overall number of Company’s shares currently outstanding). The newly issued shares resulting from share capital increases resolved upon by the Board of Directors shall be offered to persons falling into one of the following categories:

•	financial investors such as, for example, banks, insurance companies, pension funds, investment funds of any kind, and other financial intermediaries and companies; and
•

industrial investors and/or strategic partners and/or other potential investors that exercise activities analogous and/or complementary and/or similar to the Company, who can contribute to the realization of the Company’s industrial plans and projects.

Article 7

Shares – Shareholders’ register - Entitlement to exercise corporate rights

7.1

The Shares are not represented by share certificates, pursuant to article 2346, paragraph 1, of the Italian Civil Code, and are not subject to the dematerialization regime pursuant to article 83-bis and following of the Italian Financial Act (Testo Unico della Finanza). Therefore, the entitlement to exercise corporate rights is subject to the provisions of article 2355, paragraph 1, of the Italian Civil Code, save as provided in these Articles.

7.2

The Company keeps, in compliance with applicable laws, the shareholders register, in paper form or in electronic form, in compliance with the provisions of article 2215-bis of the Italian Civil Code and the applicable laws and regulations (the “Shareholders’ Register”).

7.3

If the ordinary shares of the Company are traded on the NYSE, the ordinary shares are transferred on the basis of the documentation and/or the computer techniques commonly used in such market, provided that such documentation and techniques shall comply with the applicable provisions of Unites States law and the regulations of the NYSE.

7.4

If the ordinary shares of the Company are traded on the NYSE, the Board of Directors has the power to institute and hold a paper and/or electronic register, which methods and functions shall be compliant with United States law (the “US Register”), where to register the direct holders of the shares and the related share transfers, subsequently making a corresponding annotation in the Shareholders’ Register, also through a third-party provider authorized to provide transfer agency services in relation to financial instruments traded on the NYSE and supervised by the competent United States authorities (the “Transfer Agent & Registrar”). When and if the US register is instituted, as a result of trading of ordinary shares on the NYSE, recording the transfers of such shares in the US Register is a condition for the regularity and validity of the subsequent and corresponding registrations in the Shareholders’ Register, without prejudice to the legal nature and relevance of the latter pursuant to the Italian legislation.

7.5

If the ordinary shares of the Company are traded on the NYSE, the Board of Directors may also set up procedures for the identification of those who - as a result of the registration in the US Register of a single depositary of the ordinary shares designated by the company entrusted with the centralized management of the US Register in accordance with applicable laws (the “Holder of Record”) - indirectly hold the ordinary shares (the “Beneficial Owners”) and the right to indirectly exercise corporate rights pursuant to article 7.6(b) below. These procedures can be implemented also through third-party providers.

7.6	If the ordinary shares of the Company are traded on the NYSE, the entitlement to exercise corporate rights is governed as follows:

a)

all the entities registered as direct holders of the ordinary shares, and therefore registered in the US Register and in the Shareholders’ Register are entitled on their own by virtue of the aforementioned registration and can therefore exercise all corporate rights in the forms provided for by law and by these Articles of Association;

b)

all the Beneficial Owners who are not registered as direct owners of the shares in the US Register or in the Shareholders’ Register, not being entitled to the exercise the corporate rights in their own name, can exercise all corporate rights, including participation and voting in the shareholders’ meeting, (i) collectively, through the Holder of Record registered both in the US Register and in the Shareholders’ Register or a person specifically appointed by the Holder of Record, or (ii) individually, through the same Holder of Record or a person who was specifically appointed by, or received specific authorization and/or delegation from, the Holder of Record, in compliance with all applicable laws and regulations.

No obligation to update the US Register and the Shareholders’ Register results from the exercise of corporate rights by the Beneficial Owners, in the name of the Holder of Record, either collectively or individually.

7.7

The ordinary shares are registered, indivisible, freely transferrable and grant the holders equal rights. In particular, each ordinary share grants the right to one vote in the ordinary and extraordinary shareholders’ meetings of the Company and the other financial and administrative rights pertaining to shareholders pursuant to the law and these Articles.

7.8	The Class A Shares have the same characteristics and grant the same rights as the ordinary shares, save for the following:

a)	every Class A Share grants the right to 3 (three) votes pursuant to article 2351, paragraph 4, of the Italian Civil Code in the ordinary and extraordinary shareholders’ meetings of the Company;

b)

the Class A Shares convert automatically (without any resolutions of the extraordinary meeting of the holders of Class A Shares or the shareholders’ meeting) in ordinary shares, with the ratio of one ordinary share for each Class A Share, in the event of a transfer of such Class A Shares to anyone other than Sergio Stevanato (born in Venice on March 20, 1943), his descendants (collectively the “Stevanato Family”), any company or other entity controlled, even jointly, directly or indirectly, by one or more members of the Stevanato Family, or a trust (or, alternatively, by the related trustees) instituted by members of the Stevanato Family, provided that the beneficiaries are (or may be) one or more members of the Stevanato Family. “Control” has the meaning specified by article 2359, paragraphs 1 and 2 of the Italian Civil Code;

c)

the Class A Shares are convertible into ordinary shares at the ratio of one ordinary share for each Class A Share, in whole or in part and also in several instalments, upon request of the holder via notice to be sent to the Chairman of the Board of Directors of the Company, copying the Chairman of the Audit Committee, by registered mail, e-mail or any other means suitable to provide proof of receipt.

7.9	The Board of Directors acknowledges the occurrence of an event resulting in a conversion of Class A Shares in ordinary shares pursuant to article 7.8 letters (b) and (c) above (each, a

“Conversion Event”) with a resolution passed in the first meeting following the occurrence of such Conversion Event or when known by at least one directors and, in any event, within 15 (fifteen) days of the occurrence of such Conversion Event or from when known by at least one director, with the majorities referred to in article 21.3 below. Failing the acknowledgment of the Board of Directors, the occurrence of a Conversion Event is acknowledged by the Audit Committee with a resolution passed with the majorities referred to in article 25.3 below within the following 15 (fifteen) days. Following the acknowledgment of the Conversion Event, the Chairman of the Board of Directors of the Company or, failing that, the Chairman of the Audit Committee shall without delay: (i) register the conversion of the shares in the Shareholders’ Register, with prior notice to the Transfer Agent & Registrar to allow the registration of the ordinary shares on the US Register referred to in article 7.4 above if necessary; (ii) make the necessary amendments to the Articles of Association, adjusting its content as a consequence of the different distribution of the share capital in the different classes of shares; (iii) deposit, in accordance with article 2436, paragraph 6 of the Italian Civil Code, the updated text of the Articles of Association in the companies’ register, completing any other formalities required by applicable law.

7.10	In no case can ordinary shares be converted in Shares A.

7.11

The Company can issue Class A Shares in connection with (a) a capital increase through new contributions in cash without exclusion or limitation of the pre-emption rights, (b) a capital increase without new contributions pursuant to article 2442 of the Italian Civil Code, and (c) a merger or demerger, in any event in combination with ordinary shares.

7.12

In connection with a rights offering carried out through the issue of ordinary shares only, the right to subscribe the newly issued ordinary shares will be recognized to all shareholders in proportion to the Shares – be they ordinary shares or Class A Shares – held by each of them at the time of the rights offering.

7.13

In connection with a capital increase to be carried out through the issue of ordinary shares and Shares A: (i) the percentage of new ordinary shares and new Class A Shares will have to be proportional to the percentage of existing ordinary shares and Class A Shares as of the date of the resolution approving the capital increase; and (ii) the newly issued ordinary shares and Class A Shares must be offered for subscription to individual shareholders in proportion to the ordinary shares and Class A Shares held by them at the time of execution of the capital increase. If any newly issued Class A Shares are not subscribed by holders of Class A Shares by the end of the offering period, pursuant to article 2441, paragraph 2, of the Italian Civil Code, and be purchased by someone other than a holder of Class A Shares such shares will assume the nature of ordinary shares from the outset.

7.14

In connection with a merger or demerger in which the Company is a party, the holders of Class A Shares will have the right to receive, in exchange for or in addition to the Class A Shares held by them, shares having the same characteristics as the Shares A, within the limits of law and compatibility, unless otherwise resolved by the extraordinary shareholders’ meeting of the holders of the Shares A.

Article 8

Withdrawal rights

8.1	Shareholders have the right of withdrawal in the cases provided by mandatory provisions of law.

8.2

Shareholders who have not taken part in the approval of resolutions concerning the extension of the duration of the Company or the introduction or removal of restrictions on the circulation of Shares are not entitled to withdraw.

8.3

The right of withdrawal is exercised in accordance with article 2437-bis of the Italian Civil Code. In any event, in the cases referred to in article 2437, paragraph 1, of the Italian Civil Code, the withdrawal rights are validly exercise only if the Beneficial Owners that exercised such rights directly or through the Holder of the Record, according to article 7.6 above, prove that they did not contribute to the adoption of the resolutions giving rise to the right of withdrawal.

8.4

The liquidation value of the Shares is determined pursuant to article 2437-ter of the Italian Civil Code. If the ordinary shares of the Company are traded on the NYSE, the liquidation value of the ordinary shares is determined by reference to the arithmetic average of the closing prices in the six months that precede the publication of the notice of call of the shareholders’ meeting which resolutions triggered the withdrawal right.

TITLE III

SHAREHOLDERS’ MEETING

Article 9

Shareholders’ meeting

9.1

The shareholders’ meeting represents all the members and its resolutions, taken in compliance with the law and with the present Articles, are binding for all the members, even if dissenting or not attending.

9.2	The shareholders’ meeting is ordinary or extraordinary in accordance with the law.

9.3

If the ordinary shares of the Company are traded on the NYSE, any shareholders’ agreements have to be communicated to the Company and declared at the beginning of each shareholders’ meeting pursuant and for the purposes of article 2341-ter of the Italian Civil Code.

Article 10

Notice

10.1

The shareholders’ meeting is convened by the Board of Directors, also in a location other than the registered office, in Italy, in other countries of the European Union, in the United Kingdom or in the United States of America.

10.2

The Board of Directors shall convene the shareholders’ meeting without delay when so requested by a number of shareholders representing at least one tenth of the share capital or, if the ordinary shares of the Company are traded on the NYSE, one twentieth of the share capital pursuant to article 2367 of the Italian Civil Code.

10.3

The shareholders’ meeting, both ordinary and extraordinary, shall be held on first call and, if necessary, on second call, as well as possibly in calls subsequent to the second, even if the ordinary shares are traded on the NYSE, unless the Board of Directors establishes, with the notice of call, that the shareholders’ meeting is held in a single call.

10.4

The convocation of the shareholders’ meeting, both ordinary and extraordinary, is effected by means of a notice communicated to all the shareholders by means that guarantee proof of receipt at least 8 (eight) days before the date of the meeting.

10.5

If the ordinary shares of the Company are traded on the NYSE, the notice of the shareholders’ meeting, both ordinary and extraordinary, is carried out by notice to be published, in the manner specified below, at least 40 (forty) days prior to the date of the shareholders’ meeting. The notice of call is published:

a)	in English and Italian, on the website of the Company;

b)

in Italian, on the newspaper “Sole 24 Ore” or, in the event it is no longer published or there is an objective impediment, in the newspaper “Corriere della Sera”, or, finally, in the event it is no longer published or there is an objective impediment, on the Official Gazette of the Italian Republic.

10.6	The notice of call must contain:

a)	an indication of the place where the shareholders’ meeting is to be held, as well as any places connected to it by telematic means;

b)	indication of the date and time of the shareholders’ meeting convocation;

c)	the list of the items on the agenda;

d)	any other information required by law.

as well as, if the ordinary shares of the Company are traded on the NYSE,

e)	indication that the documentation required by applicable laws and regulations have been published on the Company’s website;

f)	the address of the website of the Company;

g)

indication of the date referred to in article 11.2 below, specifying that those who will become holders of Company’s Shares after that date will not have the right to attend and vote in the shareholders’ meeting.

Article 11

Entitlement to attend and vote at the shareholders’ meeting - Voting proxies

11.1	Entitlement to attend the shareholders’ meeting and exercise of voting rights is governed by article 7 above.

11.2

If the ordinary shares of the Company are traded on the NYSE, the entitlement to attend the shareholders’ meeting and exercise the right to vote in relation to the ordinary shares are vested in the entities that are registered both in the US Register and in the Shareholders’ Register as holders of these shares at the end of the accounting day (according to New York time zone) of the 25th (twenty-fifth) day prior to the date in which the shareholders’ meeting is called or, in the event that that day is not a trading day (according to the NYSE trading calendar), on the immediately preceding trading day (the “Record Date”). In this case, the entity entitled to attend and vote does not loose such entitlement if it has disposed of the shares after the Record Date. On the other hand, entities who are registered both in the US Register and in the Shareholders’ Register after the Record Date, but before the opening of the shareholders’ meeting, are considered, respectively, as absent from the shareholders’ meeting and not having participated to the adoption of the relevant resolutions for the purpose of challenging the shareholders’ meeting resolutions and the exercise of the right of withdrawal pursuant to articles 2377 and 2437 of the Italian Civil Code. However, the Beneficial Owners who were such at the Record Date and who are registered in both the US Register and in the Shareholders’ Register between the Record Date and the opening date of the shareholders’ meeting will be able to challenge the resolution and exercise the right of withdrawal pursuant to articles 2377 and 2437 of the Italian Civil Code only by demonstrating that they did not participate to the adoption of the relevant resolutions.

11.3

Participation in the shareholders’ meeting may also take place by means of telecommunications, if provided for in the notice of call, in accordance with the procedures set out in the notice itself. It is understood that the notice of call may provide that the meeting is held exclusively by means of telecommunications, omitting any reference to the physical location where the meeting shall be held.

11.4

If the ordinary shares of the Company are traded on the NYSE, the right to vote may be exercised by correspondence or in electronic form, if provided by the notice of call, in accordance with the limits and the formalities established by the notice itself.

11.5

Those entitled to vote may be represented by proxy pursuant to article 2372 of the Italian Civil Code. Without prejudice to what is provided by article 7.6(b) above, if the ordinary shares of the Company are traded on the NYSE.

Article 12

Chairman – Conduct of the shareholders’ meeting

12.1

The shareholders’ meeting is chaired by the Chairman of the Board of Directors or, in case of absence or impediment, in order by a Vice-Chairman, by a Managing Director, if appointed, or, in case of absence or impediment of the latter, by another person designated by the shareholders’ meeting by majority vote of those present.

12.2

The Chairman of the shareholders’ meeting is assisted by a secretary, who may or may not be a shareholder, appointed by the shareholders’ meeting itself on proposal of the Chairman, with the vote of the majority of those present. In extraordinary shareholders’ meetings and, in any case, when the Chairman deems it appropriate, the functions of secretary are performed by a notary public.

12.3

The Chairman of the shareholders’ meeting ascertains the identity and the entitlement to attend and vote of those present, verifies that the shareholders’ meeting has been duly convened, regulates its proceedings, establishes the voting procedures in compliance with the law and ascertains the results of voting.

12.4	The conduct of the shareholders’ meeting may be governed by specific regulations, approved by resolution of the ordinary shareholders’ meeting.

12.5

Minutes of the shareholders’ meetings must be drawn up in accordance with the law. The minutes thus drawn up, signed by the Chairman of the meeting and by the secretary or notary public, must be transcribed in the book of meetings and resolutions of the shareholders’ meeting.

Article 13

Powers, constitution and resolutions of the ordinary shareholders’ meeting

13.1	The ordinary shareholders’ meeting is competent to resolve on all matters reserved to it by the law and by these Articles.

13.2

The ordinary shareholders’ meeting is validly constituted and resolves in first, second and subsequent calls or, if so established by the notice of call, in a sole call, with the majorities required by law. For the purposes of calculating the majorities, reference is made to the number of votes pertaining to the Shares and not to the number of Shares.

Article 14

Powers, constitution and resolutions of the extraordinary shareholders’ meeting

14.1

The extraordinary shareholders’ meeting is competent to pass resolutions on amendments to these Articles, on the appointment, substitution and powers of liquidators and on other matters reserved to it by law.

14.2

The extraordinary shareholders’ meeting is validly constituted and resolves in first, second and subsequent calls or, if so provided in the notice of call, in a sole call, with the majorities required by law. For the purposes of calculating the majorities, reference is made to the number of votes pertaining to the Shares and not to the number of Shares.

TITLE IV

ADMINISTRATION AND AUDIT SYSTEM

Pursuant to article 2409-sexiesdecies and following of the Italian Civil Code, the Company adopts the one-tier system corporate governance, in which the functions of administration and audit are exercised respectively by the Board of Directors and the Audit Committee set up within the administrative body.

Article 15

Composition of the Board of Directors

15.1	The Board of Directors is composed by a number of members ranging from a minimum of 9 (nine) and a maximum of 15 (fifteen).

15.2

The directors remain in office for a period not exceeding three financial years and their term of office expires on the date of the shareholders’ meeting convened to approve the financial statements for the last financial year of their office, without prejudice to the causes of termination and expiry provided for by law and by these Articles, and can be re-elected.

15.3	The directors must meet eligibility and integrity requirements pursuant to article 2382 of the Italian Civil Code and have the professionalism and skills to perform the tasks entrusted to them.

15.4

Without prejudice to the additional requirements envisaged for the directors who make up the Audit Committee by article 23 below, one third of the members of the Board of Directors, rounded up in the case of a fractional number, must possess the independence requirements set forth in article 2399 of the Italian Civil Code.

Article 16

Appointment of the Board of Directors

16.1	The directors are elected by the ordinary shareholders’ meeting, which also determines their number and term of office.

16.2	If the ordinary shares are traded on the NYSE, the directors will be elected on the basis of lists submitted by shareholders, in accordance with the following procedure.

16.3

The right to submit a list for the appointment of the Board of Directors is reserved to shareholders who hold, individually or jointly with other submitting shareholders, Shares representing at least 5 (five) percent of the total voting rights attached to the Shares issued by the Company. Each shareholder may only submit one list. The ownership of the number of Shares necessary for the presentation of the list is determined having regard to the entries on the Shareholders’ Register and the US Register on the date on which the lists are filed at the registered office, without prejudice to the provisions of article 7.6 above.

16.4

The lists are filed at the Company’s registered office, in accordance with the procedures indicated in the notice of call, at least 3 (three) days before the Record Date and are published by the Company in compliance with any applicable legal and regulatory provisions.

16.5

The lists indicate a number of director candidates ranging from 9 (nine) and 15 (fifteen). Director candidates must meet the eligibility and integrity requirements set out in article 15.3 above. Each list must also include: (a) at least one third of the director candidates, rounded up to the higher unit in case of a fractional number, who meet the independence requirements provided for in article 15.4 above; (b) at least 3 (three) director candidates who meet the independence and competence requirements provided for in articles 23.3 and 23.5 below; and (c) at least 1 (one) director candidate who meets the additional professionalism requirement provided for in paragraph 23.4 below. Each candidate may only stand for election in one list, under penalty of ineligibility.

16.6

The following must be attached to each list, under penalty of inadmissibility: (i) the curriculum vitae of each of the director candidates; (ii) the declarations with which each of the director candidates accepts his/her candidacy and certifies, under his/her own responsibility, that he/she possesses the eligibility and integrity requirements provided for in article 15.3 above, the independence requirements provided for in article 15.4 above, as well as the independence, professionalism and competence requirements provided for by articles 23.3, 23.4 and 23.5 below; (iii) an indication of the identity of the shareholders or Beneficial Owners who have submitted the lists and the percentage of the voting rights pertaining to the Shares held by them; (iv) any other or different statement, information and/or document required by the provisions of any applicable legislation.

16.7

Each shareholder may vote for only one list of candidates. The vote of each shareholder relates to the list and, therefore, to all the candidates indicated therein, without the possibility of variations, additions or exclusions.

16.8	The number of members of the Board of Directors is determined by the number of candidates indicated in the list that obtained the highest number of votes.

16.9

Upon completion of the voting process, the candidates on the list that obtained the highest number of votes will be elected. If more than one list has obtained the same number of votes, a new vote will be held during the same shareholders’ meeting; only the lists that reported the same number of votes shall take part in the vote.

16.10

If, at the end of the vote, one or more director candidates are elected directors who do not meet the eligibility and integrity requirements set out in article 15.3 above, such candidates will be excluded and, where necessary to ensure the correct composition of the Board of Directors pursuant to article 15 above, replaced pursuant to article 16.12 below.

16.11

If, at the end of the vote, no directors are elected who meet the independence requirements set out in article 15.4 above and/or the independence, professionalism and competence requirements set out in articles 23.3, 23.4 and 23.5 below at least in the minimum number indicated in the same articles, the candidates who do not comply with said requirements, who are indicated as last in the list from which they are taken, will be excluded and, where necessary to ensure the correct composition of the Board of Directors pursuant to the article 15 above and the Audit Committee pursuant to article 23 below, replaced pursuant to article 16.12 below.

16.12

In cases in which (a) no lists are submitted by the shareholders, (b) only one list is submitted and the same does not obtain the relative majority of votes, (c) the number of directors elected on the basis of the lists presented by the shareholders, also due to the exclusions determined pursuant to articles 16.10 and 16.11 above, is less than 9 (nine), (d) the entire Board of Directors does not have to be renewed or (e) it is not possible, for any reason, to appoint the Board of Directors according to the procedures provided for in article 16.2 and following, the directors will be appointed by the shareholders’ meeting without applying the list voting mechanism, without prejudice to the obligation to ensure the correct composition of the Board of Directors pursuant to the article 15 below and the Audit Committee pursuant to article 23 below.

16.13	Directors cease to hold office in the cases provided for by law and by these Articles.

16.14

If, during in the term of office, one or more directors cease to hold office, the Board of Directors shall replace them with directors who meet the eligibility and integrity requirements referred to in article 15.3 above and where necessary to ensure the correct composition of the Board of Directors pursuant to article 15 and of the Audit Committee pursuant to article 23 below, the independence requirements referred to in article 15.4 above and/or the independence, professionalism and skills requirements provided for in articles 23.3, 23.4, and 23.5 below. To that end, the provisions of article 2386, paragraph 1 of the Italian Civil Code shall apply, without prejudice to article 2386, paragraphs 2 and 3, of the Italian Civil Code in the event of termination of the majority of directors appointed by the shareholders’ meeting and the provisions of article 2409-octiesdecies, paragraph 4, of the Italian Civil Code and article 23.7 in relation to the substitution of the members of the Audit Committee.

16.15

If, following the loss by a director of the independence requirements referred to in article 15.4 above and/or the independence, professionalism and skills requirements set out in articles 23.3, 23.4 and 23.5 below, the Board of Directors and/or the Audit Committee are no longer correctly constituted pursuant to the previous article 15 and article 23 below, the director for whom the aforementioned requirements have ceased to apply shall cease to be a director and will be replaced pursuant to the article 16.14 above.

Article 17

Powers of the Board of Directors - Chairman - Honorary Chairman - Delegated bodies

17.1

The Board of Directors is vested with all the powers for the ordinary and extraordinary management of the Company, with the power to carry out all acts deemed appropriate to achieve the corporate purpose, excluding only those that the law and these Articles reserve to the shareholders’ meeting.

17.2

The Board of Directors is also responsible, pursuant to articles 2365, paragraph 2, and 2446, paragraph 3 of the Italian Civil Code, without prejudice to the competing powers of the extraordinary shareholders’ meeting resolutions concerning: (a) the merger and demerger of the Company in the cases provided for by articles 2505 and 2505-bis of the Italian Civil Code, (b) the transfer of the registered office within the Italian territory, (c) the establishment or closing of secondary offices, (d) the indication of the directors who are entitled to legally represent the Company, (e) the reduction of the share capital in the event of withdrawal of a shareholder, (f) the reduction of the share capital following losses of over one third of the capital, and (g) the adjustment of the Articles to regulatory provisions or as a result of a Conversion Event pursuant to paragraph 7.9 above. In such cases, article 2436 of the Italian Civil Code shall apply.

17.3	The Board of Directors elects the Chairman from among its members, unless the shareholders’ meeting does so, and may also appoint one or more Vice-Chairmen.

17.4

The Board of Directors may also assign the title of “Honorary Chairman” to a person of recognized prestige who has contributed to the affirmation and development of the Company. The office can also be assigned to subjects who are not members of the Board of Directors, has indefinite duration and can only be revoked for cause. If he/she is not also a director, the Honorary Chairman can attend meetings of the Board of Directors and the shareholders’ meetings to express non-binding opinions and opinions on the matters dealt with and may represent the Company on the basis of special powers of attorney. The Board of Directors determines any remuneration any other emolument and/or reimbursement of expenses due to the Honorary Chairman.

17.5

The Board of Directors may delegate part of its powers to an executive committee composed by some of its members or to one or more directors, determining their powers in compliance with the limitations of the law. To this end, the provisions of article 2381, paragraphs 3, 4 and 5, of the Italian Civil Code shall apply.

17.6

The Board of Directors and, if appointed, the executive committee and the Managing Directors, within the limits of their powers, may appoint, among the employees of the Company, general managers or proxies, as well as, also among third parties, special proxies or special attorneys, determining their duties and powers in compliance with the limitations of the law.

Article 18

Company representation

18.1	The legal representation of the Company is due to the Chairman of the Board, without limitations.

18.2	The representation of the Company is also the responsibility of the Managing Directors, if appointed, within the limits of the powers granted to them.

18.3	The representation of the Company is also vested in the General Manager, the proxies and the attorneys within the limits of the powers conferred on them by the deed of appointment.

Article 19

Remuneration of the directors

19.1

The shareholders’ meeting shall establish the remuneration due to the directors for their office as member of the Board of Directors, also in the form of insurance policies. Directors are also entitled to reimbursement of expenses incurred in the exercise of their duties.

19.2	The ordinary shareholders’ meeting may also determine an overall amount for the remuneration of all directors, including those holding particular offices, to be divided by the Board of Directors.

19.3

The Board of Directors may establish an additional remuneration for the directors vested with particular offices, which may consist of a fixed and a variable part, related to the achievement of certain objectives, or consist of the right to subscribe ordinary shares or other financial instruments of the Company at a predetermined price, including those to be issued in the future.

19.4

The shareholders’ meeting establishes the fixed remuneration of the Chairman and the members of the Audit Committee for the entire term of office. If the shareholders’ meeting fails to do so, the remuneration of the Chairman and the members of the Audit Committee is established by the Board of Directors.

Article 20

Convening the Board of Directors

20.1

The Board of Directors is convened and meets, even outside the registered office, in Italy or abroad, every time the Chairman deems it appropriate, or when requested by a Managing Director (if appointed) or by at least one third of its members.

20.2

The Board of Directors shall be convened by the Chairman or, if he/she is prevented from so doing, by a Vice Chairman or a Managing Director, if appointed, with a notice containing indication of the day, time and place of the meeting and the related agenda, as well as, in the cases set out in article 21.2 below, the arrangements for participation by audio or video conference. The notice of call is sent to each director by registered letter, e-mail or any other means capable of providing proof of receipt, at least three days in advance or, in urgent cases, the day before the date set for the meeting.

20.3	Even in the absence of formal convocation, the Board of Directors is deemed to be duly constituted if all the directors in office are present.

Article 21

Meetings and resolutions of the Board of Directors

21.1

The meetings of the Board of Directors are chaired by the Chairman, or, in the event of his absence or impediment, in order, by a Vice Chairman, if appointed, by a Managing Director, if appointed, or, in the event of the absence or impediment of the latter, by the person designated by the attending directors.

21.2

Pursuant to Article 2388, paragraph 1, of the Civil Code, participation to the meetings of the Board of Directors may also occur through means of distance communication, according to the provisions set out in the relevant convening notice, if any, and to the modalities agreed by the chairman of the meeting. In the convening notice, it may be provided that the relevant meeting of the Board of Directors is exclusively held by means of distance communication, without specifying a physical location for the meeting.

21.3

The presence of the majority of the Board of Directors and the favorable vote of the absolute majority of the directors present is required for the validity of the resolutions of the Board of Directors. In the event of a tie, the Chairman shall have a casting vote.

21.4	The Board of Directors may adopt a regulation containing the rules and procedures for its operation, also in order to ensure effective management of Board information.

21.5

Minutes of the meetings of the Board of Directors must be drawn up in accordance with the law. The minutes thus drawn up, signed by the Chairman of the meeting and by the secretary or notary public, must be transcribed in the book of meetings and resolutions of the Board of Directors.

21.6

The Managing Directors report to the Board of Directors, pursuant to article 2381, paragraph 5, of the Italian Civil Code, on the general performance of operations and on the outlook, as well as on the most significant transactions carried out by the Company and its subsidiaries at least every six months.

21.7	In relation to resolutions concerning transactions in which one or more directors have, on their own or on behalf of third parties, an interest, article 2391 of the Italian Civil Code applies.

Article 22

Internal committees

22.1	The Board of Directors may set up committees from among its members with investigative, consultative or propositional functions, establishing their purpose, composition and operating procedures.

Article 23

Composition of the Audit Committee - Appointment, termination and replacement of members

23.1	The Audit Committee is composed by 3 (three) members, appointed by the Board of Directors.

23.2	The members of the Audit Committee shall remain in office for three financial years and may be re-elected.

23.3

The members of the Audit Committee must meet the independence requirements set forth in article 15.3 above and, if the ordinary shares are traded on the NYSE, the additional requirements of independence required by United States law and regulation of the NYSE applicable to the Company from time to time. In any case, members of the executive committee, where appointed, and the directors who have been granted delegated powers or special offices and who in any event perform, even de facto, functions relating to the management of the Company, of companies that control it or are controlled by it, cannot be members of the Audit Committee.

23.4	At least one member of the Audit Committee must be chosen from among those enrolled in the register of legal auditors.

23.5	If the ordinary shares are traded on the NYSE, the members of the Audit Committee must also possess the financial expertise provided for by United States regulations applicable from time to time.

23.6	The Audit Committee elects a Chairman from among its members.

23.7

In the event of death, resignation, revocation or lapse of a member of the Audit Committee, the Board of Directors shall promptly replace him/her by selecting him/her from among the other directors who meet the independence, professionalism and skills requirements set forth in the articles 23.3, 23.4 and 23.5 above. If it is not possible to replace a member of the Board of Directors, the Board of Directors shall promptly take action in accordance with article 16.14 above.

23.8

If one or more members of the Audit Committee lose the requisites of independence, professionalism and skills referred to in articles 23.3, 23.4 and 23.5 above, they shall be removed from office. In this case, where possible, the Board of Directors will replace the removed members by selecting replacement candidates among the other directors possessing the aforementioned independence, professionalism and skills requirements. Otherwise, article 16.14 above will apply.

Article 24

Functions and powers of the Audit Committee

24.1

The Audit Committee (a) supervises the adequacy of the Company’s organizational structure, the internal control system and the administrative and accounting system, as well as its suitability to correctly represent management events, and (b) carries out the further tasks entrusted to it by the Board of Directors, with particular regard to maintaining relations with the person appointed to carry out the statutory audit of the accounts.

24.2

If the ordinary shares are traded on the NYSE, the Audit Committee also exercises the functions pertaining to the “Audit committee” pursuant to United States law applicable to the Company from time to time.

24.3	Articles 2404, paragraph 1, 3 and 4, 2405, paragraph 1, and 2408 of the Italian Civil Code shall apply to the Audit Committee, mutatis mutandis.

Article 25

Meetings of the Audit Committee

25.1	The Audit Committee meets at least every 90 (ninety) days.

25.2	The meetings of the Audit Committee may also be held by means of distance communication, pursuant to the provisions of paragraph 21.2 above.

25.3

The Audit Committee is duly constituted with the presence of the majority of its members and resolves by an absolute majority of those present. Any member who intends to disagree with the adoption of a resolution has the right to have the reasons for their dissent recorded in the minutes.

25.4	Minutes of the meetings of the Audit Committee must be taken. The minutes thus drawn up, signed by those present, must be transcribed in the book of meetings of the Audit Committee.

Article 26

Legal audit of the accounts

26.1	The legal auditing of the accounts shall be carried out by persons who meet the requirements provided by the laws and regulations in force.

26.2

The appointment of a legal auditor shall be made, on the basis of a reasoned proposal of the Audit Committee, by the ordinary shareholders’ meeting, which will also determine the fee for the entire duration of the appointment and any criteria for adjusting the fee during the term of office.

26.3

The term of office of the legal auditor has the duration of 3 (three) financial years, expiring on the date of the shareholders’ meeting called to approve the financial statements for the third year of the term of office.

TITLE V

FINANCIAL STATEMENTS – PROFITS AND DIVIDENDS

Article 27

Financial statements

27.1	The financial year ends on 31 December of each year.

27.2

If the ordinary shares are traded on the NYSE, the Board of Directors prepares the additional periodic financial reports envisaged by United States law and makes them available to the public in the forms and within the times indicated by such legislation.

27.3

The financial statements must be submitted to the ordinary shareholders’ meeting for approval of the shareholders within 180 (one-hundred and eighty) days from the end of each financial year pursuant to article 2364, paragraph 2, of the Italian Civil Code, as long as the Company is required to draw up the consolidated financial statements or, in any case, when special requirements relating to the structure and purpose of the Company so require.

Article 28

Profits, dividends and other distributions

28.1

The net profit reported in the duly approved financial statements, after deducing 5 (five) percent for the legal reserve, until this has reached one fifth of the share capital, shall be allocated to the shareholders by way of dividends or set aside as reserves, as resolved by the ordinary shareholders’ meeting.

28.2

If the legal requirements are met, the Board of Directors may, during the course of the financial year, approve the distribution of interim dividends to shareholders on the conditions and within the limits of article 2433-bis of the Italian Civil Code.

28.3

The ordinary or extraordinary shareholders’ meeting, depending on the competence, may at any time resolve to distribute to the shareholders the reserves resulting from the financial statements or formed by means of contributions by the shareholders, insofar as they are available according to applicable legislation, in cash or in kind, provided that the principle of equal treatment is ensured in every such case, as well as the assignment to the shareholders of shares, financial instruments or other rights vis-à-vis the Company.

28.4

The payment of dividends or interim dividends and the further distributions or allocations to shareholders is effected in accordance with the terms and procedures determined by the shareholders’ meeting or the Board of Directors according to competence.

28.5

If the ordinary shares are traded on the NYSE, the Board of Directors may set the date for the determination of the Beneficial Owners entitled to receive dividend payments, the other distributions or allotments due to the ordinary shares held by the Holder of Record. This date may be set at the same time as, before, or after, the date on which the resolution relating to the payment of dividends, to the distribution or assignment will be adopted by the shareholders’ meeting or by the Board of Directors.

TITLE VI

DISSOLUTION AND LIQUIDATION - DISPUTES - FINAL PROVISIONS

Article 29

Dissolution and Liquidation

29.1	The Company is dissolved in the cases provided for by law.

29.2

In any case of dissolution of the Company, the extraordinary shareholders’ meeting determines the liquidation procedure and appoints one or more liquidators, establishing their powers and remuneration, in accordance with article 2487 of the Italian Civil Code.

Article 30

Disputes

30.1

Any disputes that may arise between the shareholders, between the shareholders and the Company, the directors and/or the liquidators, between the Company and the directors and /or the liquidators, or between the directors and/or the liquidators, arising out of or in connection with these Articles and, in general, any other relationship relating to the life of the Company and which are not, by mandatory rules, referred to another judge, shall be subject to the exclusive jurisdiction of the commercial section of the Court in whose district the Company has its registered office.

30.2

Without prejudice to the provisions of article 30.1 above, the disputes to which the Company, the directors and/or liquidators, the shareholders or other entities who have acted in the interest and on behalf of the Company are part of and which derive from, or are inherent to the provisions of the United States Securities Act of 1933 and/or of the United States Exchange Act of 1934, as amended over time, and the related implementing provisions, are subject, as permitted by applicable law, to the exclusive jurisdiction of the United States District Court for the Southern District of New York.

Article 31

Final Provisions

31.1

Unless otherwise specified, any reference to applicable law contained in these Articles of Association must be considered as a reference to Italian law and, where applicable, to United States law and market regulation applicable to the Company due to the listing of its ordinary shares on the NYSE.